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                                                                      Exhibit 21

                    SUBSIDIARIES OF BHA GROUP HOLDINGS, INC.


BHA Group, Inc., a Delaware corporation; PrecipTech, Ltd., a Canadian corporation; BHA Group, Ltd., a Canadian corporation; BHA International, Inc., a U.S. Virgin Islands corporation; BHA Group GmbH, a German corporation; BHA Group International, Inc., a Delaware corporation; and BHA Technologies, Inc., a Delaware corporation; BHA Purfilter S.L., a Spanish corporation; BHA Group International Holdings B.V., a Dutch corporation; and The 63rd Street and Blue Ridge Redevelopment Corporation, a Missouri Corporation, are the only subsidiaries of the Company, each of which are wholly-owned. Tool Rental and Supply Company, Inc., a Delaware corporation; Midwest Precipitator Corporation, an Illinois corporation (DBA Midwest Power Corporation); BHA Group AG, a Swiss corporation; BHA Environmental Technology Company, Ltd., a China corporation; and BHA Group Philippines, Inc., a Philippine corporation, are wholly-owned subsidiaries of BHA Group, Inc. BHA Group International Pvt. Ltd., an India corporation, is a wholly-owned subsidiary of BHA Group International, Inc.; BHA Technologies AG, a Swiss corporation; and BHA Technologies K.K., a Japan corporation, are wholly-owned subsidiaries of BHA Technologies, Inc.; BHA do Brazil Ltda, a Brazilian corporation; and BHA U.K. Ltd., a United Kingdom corporation, are wholly-owned subsidiaries of BHA Group International Holdings B.V. BHA Group de Mexico S.A. de C.V. is 99% owned by BHA Group International Holdings B.V. and 1% owned by BHA Group Holdings. Inc.